Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Horizon Lines, Inc. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Date: November 11, 2014
MATSON, INC.

	By:	/s/ Joel M. Wine
Name: Joel M. Wine
Title: Senior Vice President and Chief Financial Officer

MATSON NAVIGATION COMPANY, INC.

	By:	/s/ Joel M. Wine
Name: Joel M. Wine
Title: Senior Vice President and Chief Financial Officer